Exhibit 10.5

 EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and between Guaranty Federal Bancshares, Inc. (“Company”), a corporation organized under the laws of the state of Delaware, and Sheri D. Biser (“Employee”).

WHEREAS, Employee is presently a key employee of Company and the parties now desire to enter into this Agreement to reflect the terms and conditions of Employee’s continued employment with Company;

NOW, THEREFORE, in consideration of the premises and the terms and conditions set forth in this Agreement, Company and Employee hereby agree as follows:

1.     Employment. Company hereby employs Employee and Employee hereby agrees to continue his or her employment with Company upon the terms and conditions set forth in this Agreement.

2.     Term. This Agreement shall be effective on March 24, 2014 (“Effective Date”) and shall terminate on first anniversary of such date (“Initial Termination Date"), unless further extended or sooner terminated as hereinafter provided. This Agreement shall renew automatically for an additional one year beyond its Initial Termination Date and annually thereafter, unless Company notifies Employee in writing at least 60 days in advance of its intent not to extend the Agreement beyond then scheduled expiration date. However, Company and Employee reserve the right to negotiate a new Agreement, if mutually agreeable to both parties, with different terms and conditions at any time.

3.     Duties. Company hereby employs Employee as its Chief Credit Officer. Employee shall perform for or on behalf of Company such duties as Company’s President and Chief Executive Officer or Board of Directors shall assign from time to time; shall render such services primarily at the principal business offices of Company, which may be relocated from time to time; and shall perform such duties in accordance with Company’s policies and practices, including but not limited to its employment policies and practices, and subject only to such limitations, instructions, directions, and control as Company’s President and Chief Executive Officer or Board of Directors may specify from time to time at his discretion.

4.     Exclusive Services. Employee agrees to devote his or her full business time, energy and best efforts to the business and affairs of Company and its affiliates during the period of his or her employment by Company, and agrees not to engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee's performance of his or her duties hereunder, is contrary to the interests of Company or any of its affiliates, or requires any significant portion of Employee's business time.

5.     Compensation and Benefits. Employee shall receive the compensation and benefits set forth in Appendix A to this Agreement as consideration for services rendered to Company. Such compensation and benefits shall be paid or earned in accordance with Company’s regular payroll practices.

6.     Reimbursement of Expenses. Company shall reimburse Employee for reasonable business expenses incurred by Employee in the performance of his or her duties for Company, subject to Company’s regular expense reimbursement policy and payroll practices.

7.     Termination of Employment. Employee’s employment with Company may be terminated as follows:

(a)     Company may terminate Employee’s employment at any time (i) for Cause upon written notice to Employee or (ii) without Cause upon 60 days written notice to Employee. For purposes of this Section 7 and elsewhere in this Agreement, Company shall have the right to terminate Employee’s employment for “Cause” upon the occurrence of one of the following events with respect to Employee: (1) conviction of, or plea of guilty or nolo contendere to, a felony or misdemeanor involving moral turpitude; (2) indictment for a felony or misdemeanor under the federal securities laws; (3) misconduct or negligence resulting in material financial or reputational harm to Company; (4) fraud, embezzlement, theft, or dishonesty against Company or any affiliate; or (5) any material and repeated violation of a policy or procedure of Company or directive of the Chief Executive Officer or the Board of Directors.

(b)     Employee may terminate his or her employment with Company at any time upon 60 days written notice to Company. Upon receipt of such notice, Company in its sole discretion may relieve Employee of Employee’s duties at any time prior to the expiration of such notice period. Except in the case of an intervening termination for Cause, Employee shall be compensated even if Company relieves Employee of Employee’s duties during such period.

(c)     Employee’s employment with Company shall terminate automatically in the event of Employee’s death or permanent disability. Employee shall be considered “permanently disabled” if Employee is unable to perform the essential duties of Employee’s job with a reasonable accommodation, should a reasonable accommodation exist, or without a reasonable accommodation should no reasonable accommodation exist, for a continuous period of 180 days as a result of a physical or mental impairment.

8.     Severance Prior to a Change in Control. Employee’s right to severance upon termination of employment with Company prior to a Change in Control shall be determined as set forth in (a) and (b) below:

(a)     If Employee’s employment with Company ends due to (i) termination by Company for Cause, (ii) Employee’s voluntary termination, or (iii) Employee’s death or permanent disability, in each case prior to a Change in Control, then Employee shall only be entitled to compensation and benefits accrued through the date of Employee’s termination of employment and shall not be entitled to any severance payments of any kind. Payment shall be paid within 30 days following Employee’s termination of employment.

(b)     If Company terminates Employee’s employment without Cause, then Employee shall be entitled to:

(x)      all compensation and benefits accrued through the date of Employee’s termination of employment; plus

(y)      severance equal to 6 months of Employee’s base salary then in effect.

Payment under (x) shall be paid within 30 days following Employee’s termination of employment and payments under (y) shall be payable in accordance with Company’s regular payroll practices (but in no event less frequently than monthly) with the first installment to commence not later than 30 days following Employee’s termination of employment; provided, however, Company’s obligation to pay Employee the amounts set forth in (y) shall be conditioned upon Employee’s execution and delivery to Company of a final and complete release in substantially the form attached hereto within 21 days following Employee’s termination of employment, and Company’s good faith belief that Employee is in full compliance with the restrictive covenants under Section 10 of this Agreement.

9.     Severance upon a Change in Control. Employee’s right to severance upon termination of employment with Company within 12 months following the occurrence of a Change in Control (as defined below) shall be determined as set forth in (a) through (d) below:

(a)     If Employee’s employment with Company ends due to (i) termination by Company for Cause, (ii) Employee’s voluntary termination without Good Reason (as defined below), or (iii) Employee’s death or permanent disability, then Employee shall only be entitled to compensation and benefits accrued through the date of Employee’s termination of employment and shall not be entitled to any severance payments of any kind. Payment shall be paid within 30 days following Employee’s termination of employment.

(b)     If (i) Company terminates Employee’s employment without Cause or (ii) Employee terminates employment with Good Reason, in each case within 12 months following the occurrence of a Change in Control, then Employee shall be entitled to:

(x)     all compensation and benefits accrued through the date of Employee’s termination of employment; plus

(y)      a lump sum payment equal to 12 months of Employee’s base salary then in effect (or, if greater, highest annual rate of base salary during the 12-month period immediately before the Change in Control); plus

(z)     a lump sum payment equal to Employee’s highest bonus opportunity for the bonus period then in effect (or, if greater, highest bonus opportunity for the 12-month period immediately before the Change in Control).

Payments under (x), (y) and (z) above shall be paid within 30 days following Employee’s termination of employment; provided, however, Company’s obligation to pay Employee the amounts set forth in (y) and (z) shall be conditioned upon Employee’s execution and delivery to Company of a final and complete release in a form that is acceptable and approved by Company within 21 days following Employee’s termination of employment, and Company’s good faith belief that Employee is in full compliance with the restrictive covenants under Section 10 of this Agreement.

(c)     For purposes of this Section 9 and elsewhere in this Agreement, a “Change in Control” means the occurrence of any one of the following events with respect to the Company:

(i)     a third party, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), purchases or otherwise acquires shares of the Company after the date of this Agreement that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

(ii)     50% or more of the stock of Guaranty Bank or substantially all of the assets of Guaranty Bank are sold to a third party; or

(iii)     as the result of, or in connection with any cash tender or exchange offer, merger or other transaction, or contested election, or any combination of the foregoing transactions, the current members of the board of directors of the Company shall cease to constitute a majority of the board or any successor to the Company during any 12-month period.

(d)     Employee shall have the right to terminate employment for "Good Reason" within 12 months following a Change in Control, in the event Company (i) materially breaches its obligations to pay any salary, benefit, or bonus due to Employee under this Agreement; (ii) requires Employee to relocate more than 75 miles from Company’s principal place of business; or (iii) materially diminishes the functional responsibilities of Employee (it being understood that structural changes, such as a change in title, do not constitute changes in functional responsibilities); provided that Employee has given written notice to Company as to the details of the basis for such Good Reason within 30 days following the date on which Employee alleges the event giving rise to such Good Reason occurred and Company fails to provide a reasonable cure within 30 days after its receipt of such notice.

10.     Restrictive Covenants. In consideration of Employee’s employment and in further consideration of the position of trust and responsibility which Employee assumes and which will result in Employee’s access to Confidential Information and Company’s reliance on Employee to develop and/or maintain Company’s relationships with its customers (which includes any person or entity to whom Company has rendered or attempted to render any service, whether or not for compensation), employees, and other business associations, Employee specifically agrees to the following covenants, terms, and conditions:

(a)     Non-Disclosure and Return of Confidential Information.

(i)     Acknowledgements. Employee acknowledges and agrees that in the conduct of Employee's duties, Employee may be exposed to, and, in some cases, to come into possession of certain documents, lists, databases, financial statements, contracts, agreements, personnel records (including evaluations, manuals, tests, etc.), research, policies, correspondence, plans, records, documents, materials and other information, all of which pertains to the business of Company, including its financial affairs, the terms of its agreements with certain customers and other parties, its customer lists, supply lists, marketing or product plans, contemplated or actual business plans, and certain creative works and/or processes prepared by or for Company. All such information is not generally available to the public, is a valuable, special, and unique asset of Company’s business and constitutes trade secrets/confidential proprietary information of Company (the “Confidential Information”). Employee further acknowledges the misappropriation or unauthorized disclosure of Confidential Information at any time is prohibited and will cause Company irreparable injury.

(ii)     Non-Disclosure. Employee expressly covenants and agrees that during and after the term of his or her employment by Company, he or she will not divulge any Confidential Information imparted to or obtained by him or her during the course of said employment except as directed by Company or by a court having jurisdiction and directing the disclosure of any such information by court order with appropriate provisions to protect the confidentiality of such records to the extent practicable.

(iii)     Non-Removal. Other than in the ordinary course of business, Employee shall not directly or indirectly copy, take, or remove from Company’s premises any of Company’s Confidential Information without the prior written consent of Company.

(iv)     Return of Documents and Property. At the request of Company or upon the termination of Employee’s employment with Company for any reason, Employee shall immediately return and surrender to Company originals and all copies of any Company property, including but not limited to its Confidential Information.

(b)     Non-Solicitation.

(i)     Employee acknowledges that Company’s relationships with its customers, employees, and other business associations are among Company’s most important assets and that developing, maintaining, and continuing such relationships is one of Company’s highest priorities. Employee further understands Employee will be relied upon to develop and to maintain such relationships on behalf of Company throughout the course of Employee’s employment with Company.

(ii)     Employee agrees that for a period of 12 months after the termination of Employee’s employment with Company for any reason, Employee (1) will not employ, hire, or respond to any inquiry from any individual who is an employee of Company at the time Employee executes this Agreement or at any time thereafter; (2) will not assist, either directly or indirectly, in the employment or hiring of any individual who is an employee of Company at the time Employee executes this Agreement or at any time thereafter; and/or (3) will not recruit, solicit, or induce, or attempt to recruit, solicit, or induce any individual who is an employee of Company at the time Employee executes this Agreement or at any time thereafter to terminate his/her employment with, or otherwise cease a relationship with, Company for any reason.

(iii)     Employee agrees that for a period of 12 months after the termination of Employee’s employment with Company for any reason, Employee (1) will not have any business relation with any customers, licensors, or accounts of Company or any prospective customers, licensors, or accounts of Company other than on behalf of Company, and (2) will not solicit, divert, or take away, or attempt to divert, solicit, or take away, the business or patronage of any of the customers, licensors, or accounts of Company or any of the prospective customers, licensors, or accounts of Company.

(c)     Judicial Modification. Company and Employee have attempted to limit Employee’s rights in Section 10(a) and (b) above only as reasonably necessary to the extent permitted by applicable law and necessary to protect Company from unfair competition. In the event Company seeks to enforce the restrictions in Section 10(a) or (b), Employee agrees not to seek to avoid such enforcement on the ground such restrictions are unreasonable in scope and/or duration. Further, if a Court of competent jurisdiction determines the restrictions contained in Section 10(a) or (b) are too long in duration or too broad in geographic scope to be reasonable and enforceable, then the Court shall amend such a provision only so much as shall be necessary for the restrictions contained herein to be enforceable.

(d)     Legal and Equitable Relief. The restrictions contained in Section 10(a) and (b) are necessary for the protection of the legitimate business interests, goodwill, and privacy of Company and its customers (and their clients). Any breach of Section 10(a) or (b) will cause Company (and/or its customers) substantial and irrevocable damage. Further, in addition to such other remedies that may be available, including the recovery of damages from Employee, Company shall have the right to injunctive relief to restrain or enjoin any actual or threatened breach of the provisions of Section 10(a) or (b), without posting bond. If Company prevails in a legal proceeding to remedy a breach or threatened breach of this Agreement, then Company shall be entitled to recover its reasonable attorney’s fees, expert witness fees, and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be granted. It is understood and agreed that Company’s customers and clients of such customers shall have rights of third party beneficiaries under this Agreement.

(e)     No Conflicting Agreements. Employee represents to Company (1) there are no restrictions, agreements, or understandings whatsoever to which employee is a party that would prevent or make unlawful Employee’s execution or performance of this Agreement or his/her employment with Company, (2) Employee’s execution of this Agreement and employment with Company does not constitute a breach of any contract, agreement, or understanding, oral or written, to which Employee is a party or by which Employee is bound, and (3) Employee is not in possession of and will not use on behalf of Company any confidential and/or proprietary information of any other entity.

(f)     Disclosure of Agreement. In the event Company has reason to believe this Agreement has or may be breached, Employee acknowledges and consents that Company may disclose this Agreement, without risk of liability, to a current or prospective Company of Employee or other business entity.

11.     Treatment of Equity Awards Upon Change in Control. Notwithstanding any provision in the Guaranty Federal Bancshares, Inc. 2010 Equity Plan or any predecessor or successor plan or program or any outstanding equity award agreement held by Employee, in the event of a Change in Control, Employee’s outstanding restricted stock, stock options and other equity awards shall become fully vested and all holding periods and other restrictions shall immediately lapse (except as otherwise prohibited by applicable law) if: (i) the surviving entity does not agree prior to such Change in Control to substitute immediately after the Change in Control an economically equivalent right as appropriate under the circumstances; or (ii) Company terminates Employee’s employment without Cause or Employee terminates employment with Good Reason, in each case within 12 months following the occurrence of a Change in Control.

12.     Taxes; Compliance with Section 409A of the Internal Revenue Code. All payments and benefits payable pursuant to this Agreement shall be subject to all applicable taxes and withholdings. It is the intent of the parties that this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Neither Company nor its directors, officers, employees, or advisers make any representations or warranties regarding the tax treatment of any payments or benefits under this Agreement and none of them shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the application of Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, all payments and benefits under this Agreement that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code and that would otherwise be payable or distributable hereunder by reason of Employee’s termination of employment, will not be payable or distributable to Employee unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.” Further, to the extent the Employee is a “specified employee” within the meaning of Section 409A of the Code, then payment may not be made before the date which is six (6) months after the date of separation from service (or, if earlier, the date of death of Employee). If Employee is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Employee’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Employee to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit. As permitted by Section 409A of the Code, any installment payment made or benefit provided hereunder subject to Section 409A shall be treated as separate payment for purposes of Section 409A. In no event shall Employee have the right to determine, directly or indirectly, the year of any payment under this Agreement. Further, if the consideration period described in any release agreement Employee is required to execute as a condition of receiving payments under this Agreement begins in one taxable year and ends in a second taxable year, any payments that would have been made in the first taxable year shall be made in the second taxable year to the extent required by Code Section 409A and the regulations and guidance issued thereunder.

13.     Cooperation. Employee agrees that, during the period of Employee’s employment and after termination of Employee’s employment for any reason by either Company or Employee, Employee will make himself or herself reasonably available to consult with Company regarding any investigations, inquiry, audit or potential or actual dispute affecting Company arising out of events occurring during Employee’s employment, and to participate and/or testify in any such matter if necessary or required. If Employee’s cooperation under this Section is sought following Employee’s termination of employment, Company will make reasonable efforts to avoid interference with Employee’s then-current professional activities and will compensate Employee at a reasonable hourly rate equal to an equivalent hourly rate of Employee’s base salary in effect at the time of Employee’s termination of employment.

14.     Subsequent Litigation Costs. In the event of any legal proceeding in which one party alleges that the other party has breached this Agreement, the prevailing party shall recover his or her or its litigation costs (including, without limitation, reasonable attorneys’ fees, witness fees, and costs) incurred in connection with the dispute underlying such legal proceeding.

15.     General Provisions.

(a)     Governing Law and Consent to Jurisdiction. This Agreement and all disputes relating to Employee’s employment with Company shall be subject to, governed by, and construed in accordance with the laws of the State of Missouri, irrespective of any choice of law and/or of the fact that one or both of the parties now is or may become a resident of a different state. Employee hereby expressly submits and consents to the exclusive personal jurisdiction and exclusive venue of the federal and state courts of competent jurisdiction in the State of Missouri.

(b)     Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, then such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid or enforceable.

(c)     Construction of Agreement. This Agreement provides the exclusive severance and benefits to which Employee shall be entitled under certain circumstances following his termination of employment with Company and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. Employee shall not be entitled to participate in any other severance plans and policies of Company presently in effect or which may be hereafter adopted or amended. No terms, conditions, warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto. This Agreement shall not be strictly construed against either party.

(d)     Survival. The provisions of Section 10 of this Agreement shall survive any termination of this Agreement by Company or the Employee.

(e)     Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective heirs, representatives, successors, and assigns. This Agreement may not be assigned by Employee, but may be assigned by Company to any person or entity that succeeds to the ownership or operation of the business in which Employee is primarily employed by Company.

(f)     Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

(g)     Titles. Titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any work, clause, paragraph, or provision of this Agreement.

(h)     Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested.

(i)     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Company and Employee have executed this Agreement as of the last date in the signature block below.

EMPLOYEE:		COMPANY:

/s/ Sheri D. Biser		By:	/s/ Shaun A. Burke

Date:	March 24, 2014	Title:	President and CEO

		Date:	March 24, 2014

APPENDIX A TO

EMPLOYMENT AGREEMENT

FOR

SHERI D. BISER

Base Salary

$150,000 (minimum) per year

During the term of this Agreement, such rate shall not be reduced except as agreed by the parties or except as part of a general salary reduction program imposed by Company applicable to all officers of Company.

Incentive Pay	Employee shall be eligible to participate in such bonus or incentive plans available to other executive-level employees of Company, subject to their terms and conditions.
Benefits

Employee shall be eligible to participate in Company’s retirement, health, and other insurance benefit plans available to other executive-level employees of Company; provided that (a) Company shall have no obligation with respect to any plan or program if Employee is not eligible for coverage thereunder, and (b) Employee acknowledges that any stock or equity participation awards are to be granted in the discretion of Company’s board of directors and that Employee has no right to receive any such stock or equity participation awards or any particular number or level of such stock or equity participation awards, if any.